SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                           ____________


                             FORM 8-K
                          CURRENT REPORT

              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)DECEMBER 12, 1996
(DECEMBER 12, 1996)



                        GLOBAL MARINE INC.

__________________________________________________________________
        (Exact name or registrant as specified in charter)



     Delaware              1-5471             95-1849298
  ___________________     ___________      __________________
  (State or other        (Commission         (IRS employer
  jurisdiction of         file number)      identification no.
  incorporation)



777 N. Eldridge Road, Houston, Texas              77079
_______________________________________     __________________
(Address of principal executive offices)        (Zip Code)




    Registrant's telephone number, including area code  (713) 596-5100

ITEM 5.  OTHER EVENTS.

As required by Statement of Financial Accounting Standards No. 109 (FAS 109), the company recognizes tax assets on its balance sheet if it is "more likely than not" that they will be realized on future tax returns. Although the company has had net operating loss carryforwards (NOLs) since 1984, the lack of an earnings history and the lack of significant revenue backlog, among other factors, led the company to conclude that the realization of the tax benefits of the NOLs did not pass the "more likely than not" test. Consequently, the company has not previously recognized these tax benefits as assets. At December 31, 1996, the company's NOLs will approximate $1.1 billion, and the resulting tax asset would, if fully recognized, approximate $375 million.

The company now believes that it is more likely than not that a material amount of these benefits will be realized in the foreseeable future. This belief is based on the amount of the company's earnings and its use of NOLs for 1995 and the first nine months of 1996, along with the amount of its revenue backlog and improved fundamentals in the offshore drilling industry. Accordingly, as required under FAS 109, the company will record a credit to income taxes in an amount estimated to be between $65 million and $75 million, or $0.38 and $0.44 per share, in the fourth quarter of 1996. This adjustment will be recorded as a credit to deferred income taxes, which is a separately reported component of income tax expense. Although the adjustment will increase fourth quarter net income by the same amount, it will have no cash effect.

In future quarters, the company will reevaluate the amount of NOLs likely to be realized on future tax returns and, in compliance with FAS 109, make appropriate adjustments to its financial statements. In addition, the company will charge to deferred income tax expense the benefits of NOLs actually used in future quarters. The future impact on net income may therefore be positive or negative, depending on the net result of such adjustments and charges.



                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   GLOBAL MARINE INC.



Date: December 12, 1996            By:  s/Thomas R. Johnson

                                        Thomas R. Johnson
                                        Vice President
                                        and Corporate Controller